UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OFFICE DEPOT, INC.
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April 6, 2011

Dear Shareholder:

On March 10, 2011, we sent you our Proxy Statement (the “Proxy Statement”) for this year’s Annual Meeting of Shareholders (the “Annual Meeting”), scheduled to be held on April 21, 2011, together with a copy of our 2010 Annual Report on Form 10-K (the “Original Form 10-K”). On March 31, 2011, we announced that we were restating our financial results for the fiscal year ended December 25, 2010 included in the Original Form 10-K, and our interim financial results for the quarters ended June 26, 2010 and September 25, 2010 included in our quarterly reports on Forms 10-Q (the “Forms 10-Q”), to revise the accounting treatment regarding the carry-back of tax positions in 2010 to prior years. The restatement is the result of the denial by the Internal Revenue Service in March 2011 of the Company’s carry-back claim. Due to the restatement, the financial statements included in the Original Form 10-K can no longer be relied upon.

On April 6, 2011, we filed an amendment to our Original Form 10-K (the “Form 10-K/A”) to include restated financial statements and additional related disclosures. In the Form 10-K/A, we disclose that the impact of correcting the 2010 financial statements is to reduce full-year tax benefits by approximately $79.5 million, change net earnings for 2010 from $33.3 million to a net loss of $46.2 million and increase the net loss attributable to common shareholders from $2.2 million or $0.01 per share to $81.7 million or $0.30 per share. Additionally, the current tax receivable associated with the carry-back amount of approximately $63 million has been removed from the balance sheet at December 25, 2010 and will adversely impact anticipated 2011 operating cash flow. We also disclose that we subsequently identified a material weakness in internal controls at the period end and describe changes to internal controls that are being implemented.

We encourage you to review the Form 10-K/A and consider the corrected information in connection with your vote on the matters set forth in the Proxy Statement. In the event that you wish to change your vote after you review the Form 10-K/A, you should complete, sign and return a new proxy card. For your convenience, we are including a new proxy card with this mailing. The new proxy card does not differ in any way from the proxy card that was previously furnished to you. Your shares will be voted in accordance with the instructions set forth in the proxy card with the later date. If you have already voted your shares by completing, signing and returning the proxy card that was previously distributed to you on or about March 10, 2011 and you do not wish to change your vote, you do not need to submit the new proxy card.

As a reminder, details regarding how you can vote are contained in the Proxy Statement and have not changed. You can also vote your shares using one of the following methods:

•	in person at the Annual Meeting;
•	by completing, signing and returning your proxy card to us in the enclosed postage-paid envelope;
•	by voting electronically using a touch-tone telephone at 800-690-6903; or
•	by using the Internet to vote your shares at www.proxyvote.com.

If your shares are held in “street name” with a broker or similar party, you will need to contact your broker to determine whether you will be able to vote using one of these alternative methods. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to use the Internet or telephone to vote, you must do so by 6:00 p.m. Eastern Daylight Time on April 20, 2011, the day before our Annual Meeting takes place.

6600 North Military Trail	Boca Raton, FL 33496	T + 561.438.4800

Delaware law permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the shareholder. The voting procedures available to registered shareholders for the Annual Meeting are designed to authenticate each shareholder by use of a control number, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

We appreciate your interest in our company.

Sincerely,

Elisa D. Garcia C.

Executive Vice President, General Counsel &

Corporate Secretary